Exhibit 1.1

Execution Version

BOND PURCHASE AGREEMENT

$7,000,000

THE CITY OF GRAND ISLAND, NEBRASKA

SOLID WASTE DISPOSAL FACILITIES REVENUE BONDS

(MICROGY GRAND ISLAND, LLC PROJECT)

SERIES 2008

BOND PURCHASE AGREEMENT dated July 22, 2008, among THE CITY OF GRAND ISLAND, NEBRASKA (the “Issuer”), MICROGY GRAND ISLAND, LLC (the “Company”) and B.C. ZIEGLER AND COMPANY d/b/a ZIEGLER CAPITAL MARKETS (the “Underwriter”).

1. Background

(a) The Issuer proposes to enter into a Lease Agreement dated as of June 1, 2008 (the “Lease Agreement”) with the Company pursuant to which the Company will sell to the Issuer, and the Issuer will lease back to the Company certain solid waste disposal facilities consisting of multi-digester biogas production facilities (collectively the “Facility”) used to extract biogas from waste streams produced by the beef processing operations of Swift (defined below) for the purpose of financing a portion of the costs of the acquisition, construction, improvement and equipping of the Facility. In order to accomplish the financing, the Issuer proposes to issue and sell the bonds identified above (the “Bonds”) to the Underwriter which will in turn make a limited public offering thereof. The portion of the Facility financed with the proceeds of the Bonds shall be known as the “Project.”

(b) The Company and JBS Swift & Company (successor to Swift & Company) (“Swift”) have entered into that certain Biogas Purchase and Supply Agreement dated as of September 1, 2006, as amended (the “Biogas Agreement”) providing for the operation of the Facility and for the payment by Swift to the Company of the purchase price of biogas to be manufactured by the Company at the Facility and supplied to Swift.

(c) The Bonds will be issued pursuant to an Ordinance adopted by the City Council of the Issuer on June 10, 2008 (the “Ordinance”) and will be secured under the Trust Indenture dated as of June 1, 2008 (the “Indenture”) between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Company has agreed to make Rent Payments (as defined in the Lease Agreement), and for such purpose has irrevocably assigned to the Trustee the biogas purchase price payments to be received by the Company under the Biogas Agreement, and other payments hereunder in consideration of the Issuer’s issuing the Bonds and providing to the Company the proceeds from the sale of the Bonds. The Bonds will be payable solely out of Rent Payments and from other funds available to the Trustee under the Indenture for the payment of the Bonds. All of the Issuer’s rights under the Lease Agreement (except for certain of the Issuer’s rights with respect to fees, expenses, indemnity and certain reserved rights) will be assigned to the Trustee as security for the payment of the principal of, premium, if any, and interest on the Bonds. The Bonds will mature, bear interest and be subject to the other terms and provisions discussed in the Final Limited Offering Memorandum referred to below. The terms of the Bonds have been approved by the Company.

(d) To provide funds for portions of the Facility not being financed with the proceeds of the Bonds, the Company will enter into a Support Agreement (the “Support Agreement”) with Environmental Power Corporation (“EPC”) dated as of June 1, 2008 in which EPC will agree to advance funds to the Company from time to time to fund any shortfall in cash available to pay costs of construction of the Facility.

(e) Concurrently with the issuance of the Bonds, the Company will deliver to the Trustee a Guaranty Agreement dated as of June 1, 2008 (the “Guaranty”) between the Trustee and the Company pursuant to which the Company will guaranty to the Trustee for the benefit of the holders of the Bonds the full and prompt payment of the principal of, premium, if any, and interest on the Bonds when due.

(f) In order to induce the Issuer and the Underwriter to enter into this Bond Purchase Agreement and to sell and purchase the Bonds, the Company has joined in this Bond Purchase Agreement.

(g) It is intended that the proceeds of the sale of the Bonds, excluding accrued interest, are to be applied to pay the costs of the Project as set forth in the Lease Agreement and the Indenture. It is intended that the interest on the Bonds will not be includable in gross income for purposes of federal income taxation under the Internal Revenue Code of 1986, as amended (the “Code”) (except as to any Bond held by a “substantial user” of the Project or by a “related person”, as such terms are used in Section 147(a) of the Code), and the Underwriter may offer the Bonds only to “Qualified Institutional Buyers” within the meaning of Rule 144A under the Securities Act of 1933 (the “Securities Act”) without registration under the Securities Act or qualification of an indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

(h) The Company acknowledges that the Issuer will sell the Bonds to the Underwriter and the Underwriter will make a limited offering thereof to Qualified Institutional Buyers in reliance on the representations, covenants and indemnity herein set forth.

(i) A Preliminary Limited Offering Memorandum (including the appendices attached thereto) dated June 20, 2008 (the “Preliminary Limited Offering Memorandum”) has been prepared for use in such offering, and the form of a Final Limited Offering Memorandum (including the appendices attached thereto) to be dated the date hereof (the “Final Limited Offering Memorandum”) has been delivered to the parties to this Bond Purchase Agreement. The Preliminary Limited Offering Memorandum and the Final Limited Offering Memorandum as it may be amended or supplemented are collectively referred to as the “Limited Offering Memorandum”.

(j) Capitalized terms used but not defined in this Bond Purchase Agreement have the meanings given to them in the Indenture.

2. Purchase, Sale and Closing. The Issuer shall sell to the Underwriter and the Underwriter shall, in reliance on the representations, warranties, covenants and indemnity set forth herein, but subject to the conditions set forth herein, buy from the Issuer, all of the Bonds. The purchase price shall be 100% of the principal amount thereof plus accrued interest, if any, and shall be payable in immediately available funds to the order of the Trustee for the account of the Issuer. The Company will pay the Underwriter a fee of $100,000 for its services as underwriter. Closing (the “Closing”) will be at the offices of Kutak Rock LLP, Omaha, Nebraska, at 9:00 A.M. prevailing local time on July 24, 2008 or at such other place or other date or time as may be agreed on by the parties hereto. The Bonds will be delivered to the custody of the Trustee in the form of one typewritten bond in the amount of $7,000,000 registered in the name of Cede & Co., as nominee for The Depository Trust Company. The Bonds will be made available to the Underwriter for inspection at least 24 hours before Closing.

3. Representations of the Issuer. The Issuer makes the following representations, all of which will survive the Closing:

(a) The Issuer is a political subdivision duly organized and existing under the laws of the State of Nebraska. Under the provisions of the Nebraska Industrial Development Act, Chapter 13, Article II Reissue Revised Statutes of Nebraska, 1997, as amended (the “Act”) and the Constitution of the State of Nebraska, the Issuer is authorized to enter into the transactions contemplated by this Bond Purchase Agreement, the Lease Agreement, the Sublease (as defined in the Lease Agreement), the Indenture and the Tax Regulatory Agreement among the Issuer and the Company dated as of June 1, 2008 (the “Tax Regulatory Agreement”) and to carry out its obligations hereunder and thereunder. The Issuer has complied in all respects with, and the issuance of the Bonds pursuant to, and the consummation of the other transactions contemplated by, this Bond Purchase Agreement, the Indenture, the Lease Agreement, the Sublease and the Tax Regulatory Agreement in accordance with the terms thereof, will comply in all respects with, the Constitution and laws of the State of Nebraska and particularly the Act.

(b) The information about the Issuer contained in the Limited Offering Memorandum under the heading “THE ISSUER” is true, correct and complete and does not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Issuer has authorized the delivery of the Limited Offering Memorandum and approves and consents to the use of the information about the Issuer under the heading “THE ISSUER” therein by the Underwriter.

(c) The Issuer has duly adopted the Ordinance and has duly authorized the execution and delivery of the Lease Agreement, the Sublease, the Indenture and the Tax Regulatory Agreement and the performance of its obligations thereunder, the issuance and sale of the Bonds, and all actions necessary or appropriate to carry out the same.

(d) This Bond Purchase Agreement has been duly authorized, executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer and is enforceable against the Issuer in accordance with its terms, subject to general principles of equity and except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights in general. The Lease Agreement, the Sublease, the Bonds, the Indenture and the Tax Regulatory Agreement, when executed and delivered by the Issuer, will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to general principles of equity and federal and state laws affecting the enforcement of creditors’ rights generally.

(e) There is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any court, public board or body pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated hereby or by the Limited Offering Memorandum or the validity or the enforceability of the Bonds, the Lease Agreement, the Sublease, the Indenture, the Tax Regulatory Agreement or this Bond Purchase Agreement.

(f) The execution and delivery by the Issuer of the Bonds, the Lease Agreement, the Sublease, the Indenture, the Tax Regulatory Agreement and this Bond Purchase Agreement and compliance by the Issuer with the provisions thereof will not conflict with or constitute on the part of Issuer a breach of or a default under any existing law, court or administrative regulation, decree or order or any agreement, indenture, mortgage, lease or other instrument to which the Issuer is subject or by which the Issuer is or may be bound.

4. Representations of the Company. The Company makes the following representations on and as of the date hereof and on and as of Closing (unless expressly set forth below that such representation is being made only as of Closing), all of which will continue in effect subsequent to Closing:

(a) Existence; Power; Compliance with Laws.

(i) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nebraska;

(ii) the Company has all requisite limited liability company power and authority, and all governmental licenses, authorizations, consents and approvals (other than such permits or approvals for the construction and operation of the Facility not yet required to be obtained and which will be obtained in the ordinary course) to own its assets, carry on its business as currently conducted, and to execute, deliver, and perform its obligations under this Bond Purchase Agreement, the Lease Agreement, the Sublease, the Support Agreement, the Guaranty, the Continuing Disclosure Agreement (the “Continuing Disclosure Agreement”) between the Company and the Trustee dated as of June 1, 2008, the Management Services Agreement with EPC (the “Management Services Agreement”), the Biogas Agreement, the Pledge Agreement (as defined in the Indenture) and the Tax Regulatory Agreement (together with the Bond Purchase Agreement, the Lease Agreement, the Site Lease (as defined in the Lease Agreement),the Sublease, the Support Agreement, the Guaranty, the Continuing Disclosure Agreement, the Management Services Agreement, the Biogas Agreement and the Pledge Agreement, the “Company Documents”);

(iii) the Company is duly qualified as a foreign Person authorized to do business and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license other than where the failure to be so qualified or in good standing would not reasonably be expected to have a materially adverse effect on the Company or its businesses, properties, assets, operations or financial condition, in each case taken as a whole (a “Material Adverse Effect”); and

(iv) the Company is in compliance in all material respects with all laws, treaties, rules, regulations, judgments or orders of any nation or government or state or political subdivision thereof or any legislature or executive body or court or regulatory authority having jurisdiction over the Company or any of its property, except to the extent that the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention. The execution, delivery and performance by the Company of the Company Documents have been duly authorized by all necessary action, and do not and will not:

(i) contravene the terms of the Company’s Certificate of Formation or operating agreement;

(ii) result in any breach or contravention of, or result in the creation of any lien under, agreement, undertaking, indenture, mortgage, deed of trust, or other instrument or document to which the Company is a party or any order, injunction, writ or decree of any nation or government or state or political subdivision thereof or any legislature or executive body or court or regulatory authority to which the Company or its property is subject (other than such violations, breaches, defaults or liens which would not reasonably be expected to have a Material Adverse Effect); or

(iii) violate any laws, treaties, rules, regulations, judgments or orders of any nation or government or state or political subdivision thereof or any legislature or executive body or court or regulatory authority having jurisdiction over the Company or any of its property, except for any violations which would not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any nation or government or state or political subdivision thereof or any legislature or executive body or court or regulatory authority and already obtained, is necessary for the validity of the execution, delivery or performance by, or enforcement against, the Company of the Company Documents.

(d) Binding Effect. The Company Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and by judicial discretion regarding the enforcement of or any applicable laws affecting remedies (whether considered in a court of law or a proceeding in equity).

(e) Litigation. No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or, to the best knowledge of the Company after due inquiry, threatened against the Company which would, if adversely determined, reasonably be expected to result in any material liability to the Company. The Company has no knowledge of any material contingent liabilities that would reasonably be expected to have a Material Adverse Effect.

(f) No Default. As of the date hereof, the Company is not in default under or with respect to its Certificate of Formation, or other similar organic document, or operating agreement or any agreement, undertaking, indenture, mortgage, deed or trust, or other instrument or document by which the Company or any of its property is bound in any respect which, individually or together with all other such defaults, would reasonably be expected to have a Material Adverse Effect.

(g) Fire, Strike, Act of God, etc. Neither the business nor the properties of the Company are now affected by any fire, explosion, accident, labor controversy, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty which would reasonably be expected to have a Material Adverse Effect, or if any such existing event or condition were to continue for more than 30 additional days (unless in the reasonable opinion of the Company such event or condition is not likely to continue for such period) would reasonably be expected to have a Material Adverse Effect.

(h) Liens. None of the assets or properties of the Company is subject to any lien, other than materialmen’s and other statutory liens arising by operation of law in the ordinary course of business (“Permitted Liens”).

(i) Use of Proceeds. The proceeds of the Bonds will be expended in conformity with the requirements of the Lease Agreement.

(j) Title to Properties. The Company (i) has valid fee title to, or valid leasehold interests in, all material real property, and has good and valid title to all of its respective material personal properties and assets, of any nature whatsoever and will have good and valid title to all of its respective material personal properties and assets acquired by the Company after the date hereof except for assets sold, transferred or otherwise disposed of since such date in the ordinary course of business, except for (A) encumbrances of record; (B) Permitted Liens; and (C) such defects in title as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and (ii) the Company owns or holds all permits necessary to construct, own, operate, use and maintain its property and assets and to conduct its business as now conducted except (A) for such permits yet to be obtained and expected to be obtained in the ordinary course of business and not yet required for current activities, and (B) where the failure to have such interest or title or to own or hold such permit would not reasonably be expected to have a Material Adverse Effect.

(k) Taxes. The Company has filed (or obtained extensions with respect to the filing of) all United States federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes as shown on such returns or pursuant to any assessment received by the Company, except to the extent the same may be contested in good faith and for which reserves have been established to the extent required by GAAP. The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges are adequate to the best knowledge of the Company.

(l) Environmental Matters. The Company is in compliance in all material respects with all Federal, state and local laws and regulations (i) now applicable to the Company, or (ii) which, to the best knowledge of the Company will be applicable (or, if not in compliance with such laws and regulations referred to in this clause (ii), the Company is taking appropriate action diligently pursued to be in compliance therewith on a timely basis or to be exempt from compliance), relating to pollution control and environmental contamination, including all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of hazardous materials, except to the extent that the failure to comply or take such action would not reasonably be expected to have a Material Adverse Effect. (A) There are no presently outstanding allegations by governmental officials that the Company is now or at any time prior to the date hereof was in material violation of such laws or regulations, (B) there are no material administrative or judicial proceedings presently pending against the Company pursuant to such laws or regulations, and (C) there is no material claim presently outstanding against the Company which was asserted pursuant to such laws or regulations. The Company reasonably believes that no facts or circumstances known to it could form the basis for the assertion of any material claim against the Company relating to environmental matters, including any material claim arising from past or present environmental practices asserted under CERCLA, RCRA, or any environmental law.

(m) Copyrights, Patents, Trademarks and Licenses, etc. The Company or one of its affiliates owns or is licensed or otherwise has the right to use all of the patents, trademarks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business as currently conducted (other than where the failure to so own, be licensed or have the right to use would reasonably be expected to have a Material Adverse Effect). To the best knowledge of the Company, no product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company infringes upon any rights held by any other Person, except for any such infringement that would not reasonably be expected to have a Material Adverse Effect.

(n) Subsidiaries. On the date hereof, the Company has no subsidiaries.

(o) Solvency. After giving effect to the transactions contemplated by the Support Agreement, but before giving effect to this Agreement, the Lease Agreement or the Guaranty, the Company has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its respective debts as they mature, and the Company now owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its existing debts as they mature.

(p) Disclosure. Excluding the sections captioned “THE ISSUER,” “THE BONDS—Book-Entry-Only System,” “UNDERWRITING,” “TAX EXEMPTION,” and excluding APPENDIX B (Independent Engineer’s Letter ), and APPENDIX C (Form of Opinion of Bond Counsel), the Preliminary Limited Offering Memorandum and the Final Limited Offering Memorandum, as of the respective dates thereof, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; the Company has authorized the distribution of the Preliminary Limited Offering Memorandum and the Final Limited Offering Memorandum by the Underwriter in connection with the limited offering and sale of the Bonds contemplated herein.

5. Covenants of the Issuer.

(a) The Issuer will cooperate in qualifying the Bonds for offer and sale under the Blue Sky or other securities laws of such jurisdictions of the United States of America as are designated by the Underwriter; provided, however, that the Issuer shall not be required to consent to service of process in any jurisdiction other than the State of Nebraska nor shall it be required to pay any costs or expenses of qualification of the Bonds; and

(b) The Issuer will refrain from taking any action, or from permitting any action with regard to which the Issuer has actual knowledge and may exercise control to be taken, that results in the loss of the tax-exempt status of the interest on the Bonds.

6. Covenants of the Company.

(a) The Company will promptly notify the Underwriter and the Issuer of any material adverse change in its business, properties or financial condition, occurring before Closing or until the distribution of the Bonds is complete, which would require a change in the Limited Offering Memorandum in order to make the statements therein, in light of the circumstances existing at the time it is to be delivered to a purchaser, not misleading in any material respect or in order to comply with applicable law in connection with the sale of the Bonds. After such notification, if, in the opinion of the Company, the Underwriter or Counsel for the Underwriter, a change would be required in the Limited Offering Memorandum, the Company shall prepare and furnish to the Underwriter, at the Company’s expense for the first 45 days after Closing and at the expense of the Underwriter thereafter, a reasonable number of copies of an amendment or supplement to the Limited Offering Memorandum (in form and substance satisfactory to counsel for the Underwriter) making such change in the Limited Offering Memorandum.

(b) The Company will refrain from taking any action, or from permitting any action to be taken with regard to which the Company may exercise control, that would result in the loss of the tax-exempt status of the interest on the Bonds.

(c) The Company will (i) prior to Closing, promptly from time to time take such action as the Underwriter may reasonably request to qualify the Bonds for offering and sale under the securities laws of such jurisdictions of the United States as the Underwriter may reasonably request and (ii) after Closing until distribution of the Bonds is complete, use reasonable efforts to take such other actions as the Underwriter may reasonably request to continue such qualifications in effect; provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

(d) Within five business days after the execution of this Bond Purchase Agreement, the Company shall deliver or cause to be delivered to the Underwriter (and the Issuer hereby consents to such delivery) copies of the Limited Offering Memorandum (with only such changes therein as shall have been approved by the Underwriter), in such quantities as the Underwriter may reasonably request in order to comply with the rules of the Municipal Securities Rulemaking Board.

7. Conditions of Closing. The Underwriter’s obligation to purchase the Bonds at Closing is subject to fulfillment of the following conditions (or the waiver of any such conditions by the Underwriter) as of Closing:

(a) The Bonds, the Indenture and the Company Documents (the “Transaction Documents”) shall have been duly authorized, executed and delivered in the forms heretofore approved by the Underwriter with only such changes as shall be agreed upon by the Underwriter.

(b) The Issuer’s and the Company’s representations hereunder shall be true on the date hereof and on and as of the Closing in all material respects and shall be confirmed by certificates dated as of the Closing.

(c) Neither the Issuer nor the Company shall be in default of any of its covenants hereunder and the same shall be confirmed by certificates dated as of the Closing.

(d) The Underwriter shall have received:

(i) an opinion of Kutak Rock LLP, Bond Counsel, dated as of Closing, substantially in the form set forth in Appendix C to the Limited Offering Memorandum and an opinion of Bond Counsel, dated as of Closing, covering the matters set forth in Exhibit A hereto;

(ii) an opinion of Pierce Atwood LLP, counsel to the Company and EPC, dated as of Closing and addressed to the Underwriter and the Issuer, covering the matters set forth in Exhibit B hereto;

(iii) an opinion of Woods & Aitken LLP, Nebraska counsel to the Company, dated as of Closing and addressed to the Underwriter and the Issuer, covering the matters set forth in Exhibit C hereto;

(iv) an opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to the Underwriter, dated as of Closing, in form and substance satisfactory to the Underwriter;

(v) an opinion of Dale Shotkoski, Esq., City Attorney, dated as of Closing and addressed to Bond Counsel and the Issuer, in form and substance satisfactory to the Underwriter;

(vi) an opinion of counsel to the Trustee, dated as of Closing, in form and substance satisfactory to the Underwriter;

(vii) a certificate of R.W. Beck, Inc. (“Beck”), dated the date of Closing and signed by an authorized representative of Beck in the form of Exhibit D hereto;

(viii) an indemnity letter from EPC to the Underwriter and the Issuer in the form of Exhibit F hereto;

(ix) executed copies of all Initial Investor’s Letters, in the form attached as Appendix D to the Limited Offering Memorandum, required by the Issuer;

(x) an original copy of the Ordinance of the Issuer with respect to the Bonds; and

(xi) a certificate of the Trustee, signed by an authorized officer of the Trustee, satisfactory to the Underwriter and dated as of Closing, to the effect that (a) pursuant to the terms of the Indenture, the Bond has duly accepted the offices of Trustee, paying agent and bond registrar; and (b) attached to the certificate as an appendix thereto is evidence of authority to act as Trustee, paying agent and bond registrar; and

(xii) true, correct and complete executed copies of all Transaction Documents.

(e) The Transaction Documents shall be in full force and effect in accordance with their respective terms and shall not have been amended, modified or supplemented from the forms thereof as of the date hereof except to the extent to which the Underwriter has given consent.

(f) Bond Counsel and the Underwriter shall have been furnished with such additional documentation as either may reasonably request to evidence compliance with applicable law, the validity of the Bonds, the Lease Agreement, the Sublease, the Indenture, the Ordinance and this Bond Purchase Agreement, and to demonstrate the tax-exempt status of the interest on the Bonds and the status of the offering under the Securities Act.

(g) At Closing there shall not have been any adverse change in the business, properties or financial condition of the Company or the Facility which requires a supplement or amendment to the Limited Offering Memorandum if in the judgment of the Underwriter such supplement or amendment (or such event or information which requires such amendment or supplement) has or will have a material adverse effect on the market price of the Bonds; and the Underwriter shall have received a certificate from the Company that no adverse change has occurred or, if such a change has occurred, full information with respect thereto.

8. Events Permitting the Underwriter to Terminate. The Underwriter may terminate its obligation to purchase the Bonds at any time before Closing if any of the following occur after the date hereof but before Closing:

(a) Any legislative, executive or regulatory action (including the introduction of legislation with an effective date prior to the date of Closing) or court decision which, in the judgment of the Underwriter, casts sufficient doubt on the legality of interest on obligations such as the Bonds so as to materially impair the marketability or materially lower the market price of such obligations;

(b) any action by the Securities and Exchange Commission or a court which would require the filing of a registration statement under the Securities Act in connection with a public offering of the Bonds, or qualification of an indenture in connection therewith under the Trust Indenture Act;

(c) any restriction on trading in securities in markets in the United States or any banking moratorium or national emergency or the inception or escalation of any war or major military hostilities involving the United States or any material disruption in commercial banking or securities settlement or clearance services which, in the judgment of the Underwriter, substantially impairs the ability of the Underwriter to market the Bonds; or

(d) any event or condition which, in the reasonable judgment of the Underwriter, renders untrue or incorrect in any material respect the information contained in the Limited Offering Memorandum or which requires that such Limited Offering Memorandum be amended or supplemented in order to make the statements therein in light of the circumstances under which they were made, not misleading in any material respect; provided that the Issuer, the Company and the Underwriter will use their best efforts to amend or supplement the Limited Offering Memorandum to reflect, to the satisfaction of the Underwriter, such changes in or additions to the information contained in the Limited Offering Memorandum.

If the Underwriter terminates this Bond Purchase Agreement because any of the conditions specified in Section 7 shall not have been fulfilled at or before the Closing or because one of the events specified in this Section 8 has occurred, such termination shall not result in any liability on the part of the Issuer, the Company or the Underwriter except as set forth in Section 10.

9. Indemnity.

(a) The Company will indemnify and hold harmless the Issuer and the Underwriter and each of their officers, directors, employees and agents against any losses, claims, damages or liabilities to which any of them may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon (A) an allegation or determination that registration of a security under the Securities Act should have been made in connection with the offering of the Bonds or an indenture should have been qualified under the Trust Indenture Act; or (B) an untrue statement or alleged untrue statement of a material fact in the Limited Offering Memorandum, or any amendment thereof or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading under the circumstances under which they were made, and will reimburse any indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the Underwriter or any officer, director, employee or agent of the Underwriter to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Limited Offering Memorandum under the captions “THE ISSUER”, “UNDERWRITING” or “TAX EXEMPTION.”

(b) Promptly after receipt by an indemnified party under subsection (a) above of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the claim or commencement of the action; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under such subsection except to the extent that any rights, remedies or defenses available to the indemnifying party are prejudiced thereby. In case any such claim or action shall be brought against an indemnified party and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party (such consent not to be unreasonably withheld), be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the indemnifying party or if there is a final judgment for the plaintiff in any such action, the indemnifying party will indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. The indemnity agreement in this section shall survive delivery of the Bonds and shall survive any investigation made by or on behalf of the Issuer, the Underwriter or the Company.

(c) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then the indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriter on the other from the offering of the Bonds. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (b) above, then the indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discount and commissions received by the Underwriter. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriter agree that it would not be just and equitable if contribution pursuant to this subsection (c) were determined by pro rata allocation or by any other method of allocation which does not take account the equitable considerations referred to above in this subsection (c). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (c), the Underwriter shall not be required to contribute any amount in excess of the amount by which the total public offering price of the Bonds exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution with respect to damages arising out of such misrepresentation from any person who was not guilty of such fraudulent misrepresentation.

(d) The obligations of the Company under this Section 9 shall be in addition to any liability or indemnification obligation which the Company may have under the Lease Agreement or otherwise and shall extend, upon the same terms and conditions, to each person, if any, who controls the Underwriter or the Issuer within the meaning of the Securities Act.

10. Expenses. Whether or not the Bonds are sold by the Issuer to the Underwriter (unless such sale shall be prevented at the Closing by the Underwriter’s default), the Underwriter shall be under no obligation to pay any expenses incident to the performance of the Issuer’s or the Company’s obligations hereunder. The Issuer understands and agrees that all expenses and costs of the Issuer incident to issuing the Bonds (including, without limitation, [the financing, acceptance and approval fees of the Issuer,] the fees and expenses of Bond Counsel, the fees and expenses of Counsel to the Underwriter, the fees and expenses of Counsel to the Trustee, the fees and expenses of Beck, the expenses and costs for the preparation, printing, photocopying, execution and delivery of the Bonds, the Limited Offering Memorandum, the Transaction Documents and all other agreements and documents contemplated hereby, the fees and expenses of consultants, accountants and rating agencies, the initial fee of the Trustee and the fees and disbursements, including counsel fees, incurred in connection with qualifying the Bonds for sale under the securities laws of various jurisdictions and of preparing Blue Sky Memoranda) shall be paid from the proceeds of the Bonds to the extent available and to the extent insufficient for such purposes, or if the Bonds are not issued, by the Company. All reasonable out-of-pocket expenses of the Underwriter incident to issuing the Bonds shall be paid by the Company, including DTC and CUSIP fees and reasonable fees and expenses of counsel, but not including the Underwriter’s travel and personal expenses.

11. Execution in Counterparts. This Bond Purchase Agreement may be executed in any number of counterparts, all of which taken together shall be one and the same instrument.

12. Notices and Other Actions. All notices, demands and formal actions hereunder will be in writing mailed, telegraphed or delivered to:

The Issuer:

The City of Grand Island, Nebraska

100 East First Street

Grand Island, Nebraska 68801

Attention: Finance Director

The Company:

Microgy Grand Island, LLC

c/o Environmental Power Corporation

120 White Plains Road

Suite 610

Tarrytown, New York 10591-5546

Attention: General Counsel

With a copy to:

Pierce Atwood LLP

One New Hampshire Avenue, Suite 350

Portsmouth, New Hampshire 03801

Attention: Scott Pueschel, P.C.

The Underwriter:

Ziegler Capital Markets

200 South Wacker Drive, Suite 2000

Chicago, Illinois 60606

Attention: Don A. Carlson Jr.

13. Successors. This Bond Purchase Agreement will inure to the benefit of and be binding upon the parties and their successors, and will not confer any rights upon any other person.

14. Parties in Interest. This Bond Purchase Agreement is made solely for the benefit of the Issuer, the Underwriter, the Company, their respective successors, and as to Section 9 hereof, the directors, officers, employees and agents of the Underwriter, the Issuer and the Company. No other person or entity shall acquire or have any right under or by virtue of this Bond Purchase Agreement. The representations, warranties and agreements herein shall survive the issuance, sale and purchase of the Bonds.

15. Effectiveness. This Bond Purchase Agreement shall become effective upon the execution of the acceptance hereof by the Issuer and the Company and shall be valid and enforceable as of the time of such acceptance and approval.

16. Governing Law. This Bond Purchase Agreement shall be governed by, and interpreted under, the laws of the State of New York; provided, however, that the rights, duties and obligations of the Issuer hereunder shall be governed by the laws of the State of Nebraska excluding any conflict of laws rule or principle that might refer the governance of the Issuer’s rights, duties and obligations hereunder to the law of another jurisdiction.

IN WITNESS WHEREOF, the parties below, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Agreement as of the date first written above.

THE CITY OF GRAND ISLAND, NEBRASKA

By:	/s/ Margaret Hornady
Name:	Margaret Hornady
Title:	Mayor

MICROGY GRAND ISLAND, LLC

By:	/s/ Michael E. Thomas
Name:	Michael E. Thomas
Title:	Vice President and Manager

B.C. ZIEGLER AND COMPANY d/b/a
ZIEGLER CAPITAL MARKETS

By:	/s/ Don A. Carlson, Jr.
Name:	Don A. Carlson, Jr.
Title:	Vice Chairman